As filed with the Securities and Exchange Commission on December 15, 2021

Registration No. 333-261153

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE OLB GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	13-4188568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Park Avenue, Suite 1700
New York, NY 10166
(212) 278-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronny Yakov
Chief Executive Officer
200 Park Avenue, Suite 1700
New York, NY 10166
(212) 278-0900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Barry I. Grossman, Esq. David Selengut, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value per share (4)	10,084,727	$5.49	$55,365,151	$5,132.35	(5)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on November 16,2021.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act.

(4)	Represents the resale of (i) 1,969,091 shares of common stock issued in a private placement that took place in November 2021, (ii) 2,576,364 shares of common stock issuable upon the exercise of the pre-funded warrants issued in a private placement that took place in November 2021, (iii) 4,545,455 shares of common stock issuable upon the exercise of the warrants issued in a private placement that took place in November 2021, (iv) 546,513 shares of common stock issuable upon the exercise of the warrants issued in a private placement described herein that took place in August 2021, (v) 340,909 shares of common stock issuable upon the exercise of the placement agent warrants issued in a private placement that took place in November 2021 and (vi) 106,395 shares of common stock issuable upon the exercise of the placement agent warrants issued in a private placement that took place in August 2021.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 15, 2021

10,084,727 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of 10,084,727 shares of common stock of the OLB Group, Inc.. (“we,” “us,” “our,” the “Company,” or “OLB”). The shares offered for resale by this prospectus consist of (i) 1,969,091 shares of common stock issued by the Company on November 5, 2021 in a private placement described herein, (ii) 2,576,364 shares of common stock issuable upon the exercise of the pre-funded warrants issued on November 5, 2021 in a private placement described herein, (iii) 4,545,455 shares of common stock issuable upon the exercise of the warrants issued on November 5, 2021 in a private placement described herein, (iv) 546,513 shares of common stock issuable upon the exercise of the warrants issued on August 23, 2021 in a private placement described herein, (v) 340,909 shares of common stock issuable upon the exercise of the placement agent warrants issued to H.C. Wainwright & Co. LLC (“Wainwright”) on November 5, 2021 in a private placement described herein and 106,395 shares of common stock issuable upon the exercise of the placement agent warrants issued to Wainwright on August 23, 2021 in a private placement described herein.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders. However, we may receive proceeds from the exercise of the Warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions of such Warrants.

Our common stock is listed on The NASDAQ Capital Market under the symbol “OLB”. The last reported sale price of our common stock on the Nasdaq Capital Market on November 30, 2021 was $4.29 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our common stock involves certain risks. See “Risk Factors” on page 7 of this prospectus, included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We urge you to read the entire prospectus, any amendments or supplements, any free writing prospectuses, and any documents incorporated by reference carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2021

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii

ABOUT THE COMPANY	1

RISK FACTORS	7

SELLING STOCKHOLDERS	17

USE OF PROCEEDS	12

DETERMINATION OF OFFERING PRICE	12

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS	13

DESCRIPTION OF CAPITAL STOCK	14

PLAN OF DISTRIBUTION	19

LEGAL MATTERS	20

EXPERTS	20

WHERE YOU CAN FIND MORE INFORMATION	20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	21

PLAN OF DISTRIBUTION	19

LEGAL MATTERS	20

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process for the delayed or continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. This prospectus generally describes The OLB Group, Inc. and our common stock. The selling stockholders may use the shelf registration statement to sell up to an aggregate of up to 10,084,727 shares of our common stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $29.5 million from the exercise of warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for expansion of our cryptocurrency mining operations, potential additional acquisitions and general corporate purposes.

We and the selling stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to The OLB Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions in other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Important factors that could cause such differences include, but are not limited to:

●	Our acquisition of eVance and share exchange with OmniSoft and CrowdPay has collectively formed a new business platform that we have continued to integrate into our overall operations since 2018, which may create certain risks and may adversely affect our business, financial condition or results of operations;

●	We rely on acquisitions of merchant portfolios from other companies to supplement our organic acquisitions of merchants and our ability to continue to acquire new merchants by purchasing portfolios from third-parties may be limited;

●	We operate in a regulatory environment that is evolving and uncertain and any changes to regulations could have a material impact on our business and financial condition;

●	We rely on a combination of confidentiality clauses, assignment agreements and license agreements with employees and third parties, trade secrets, copyrights and trademarks to protect our intellectual property and competitive advantage, all of which offer only limited protection meaning that we may be unable to maintain and protect our intellectual property rights and proprietary information or prevent third-parties from making unauthorized use of our technology;

●	Our growth may not be sustainable and depends on our ability to attract new merchants, retain existing merchants and increase sales to both new and existing merchants;

●	We may not be successful in expanding our business into cryptocurrency mining;

●	Our reliance upon exclusive arrangements for natural gas may not continue if the natural gas mines no longer yield sufficient gas to power our mining computers which could result in higher costs to operate our cryptocurrency mining operations; and

●	We may require additional capital to continue our operations which may not be available, or if available, may not be available on reasonable terms.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

iii

ABOUT THE COMPANY

Business Overview

Overview

We are a FinTech company and payment facilitator (“PayFac”) that focuses on a suite of products in the merchant services and payment facilitator verticals and seeks to provide integrated business solutions to merchants throughout the United States. We seek to provide merchants with a wide range of products and services through our various online platforms, including financial and transaction processing services. We also have products that provide support for crowdfunding and other capital raising initiatives. We supplement our online platforms with certain hardware solutions that are integrated with our online platforms. Our business functions primarily through three wholly-owned subsidiaries, eVance, Inc., a Delaware corporation (“eVance”), OmniSoft.io, Inc., a Delaware corporation (“OmniSoft”), and CrowdPay.Us, Inc., a New York corporation (“CrowdPay”).

OmniSoft operates a cloud-based business management platform that provides turnkey solutions for merchants to enable them to build and manage their retail businesses, whether online or at a “brick and mortar” location. The OmniSoft platform, which can be accessed by merchants through any mobile and computing device, allows merchants to, among other features, manage and track inventory, track sales and process customer transactions and can provide interactive data analysis concerning sales of products and need for additional inventory. Merchants generally utilize the platform by uploading to the platform information about their inventory (description of units, number of units, price per unit, and related information). Once such information has been uploaded, merchants, either with their own device or with hardware that we sell directly to them, are able to utilize the platform to monitor inventory and process and track sales of their products (including coordinating shipping of their products with third party logistics companies). We manage and maintain the OmniSoft platform through a variety of domain names or a merchant can integrate our platform with their own domain name. Using the OmniSoft platform, merchants can “check-out” their customers at their “brick and mortar” stores or can sell products to customers online, in both cases accepting payment via a simple credit card or debit card transaction (either swiping the credit card or entering the credit card number), a cash payment, or by use of a QR code or loyalty and reward points, and then print or email receipts to the customer. For more information regarding our OmniSoft platform, see “Description of our OmniSoft Business.”

eVance provides competitive payment processing solutions to merchants which enable merchants to process credit and debit card-based internet payments for sales of their products at competitive prices (whether such sales occur online or at a “brick and mortar” location). eVance is an independent sales organization (an “ISO”) that signs up new merchants on behalf of acquiring banks and processors that provides financial and transaction processing solutions to merchants throughout the United States. eVance differentiates itself from other ISOs by focusing on both obtaining and maintaining new merchant contracts for its own account (including, but not limited to, merchants that utilize the OmniSoft platform) and also obtaining and maintaining merchant contracts obtained by third-party ISOs (for which we negotiate a shared fee arrangement) and utilizing our own software and technology to provide merchants and other ISOs differentiating products and software. In particular, we (i) own our own payments gateway, (ii) have proprietary omni-commerce software platform, (iii) have in-house underwriting and customer service, (iv) have in-house sub-ISO management system which offers sub-ISOs and agents tools for online boarding, account management, residual reports among other tools, (v) utilize a Payment Facilitator model and (vi) offer a suite of products in the financial markets (through CrowdPay). Leveraging our relationship with three of the top five merchant processors in the United States (representing a majority of the merchant processing market) and with the use of our proprietary software, our payment gateway (which we call “SecurePay”) enables merchants to reduce the cost of transacting with their customers by removing the need for a third-party payment gateway solution. eVance operates as both a wholesale ISO and a retail ISO depending on the risk profile of the merchant and the applicable merchant processor and acquiring bank. As a wholesale ISO, eVance underwrites the processing transactions for merchants, establishing a direct relationship with the merchant and generating individual merchant processing contracts in exchange for future residual payments. As a retail ISO, eVance primarily gathers the documents and information that our partners (acquiring banks and acquiring processors) need to underwrite merchants’ transactions and as a result receives only residual income as commission for merchants it places with our partners. For more information regarding the electronic payment industry, see “Business — Description of our eVance Business — Our Industry.”

We expect to build out our OmniSoft software business and to rely more on our PayFac model to transition away from our reliance on our eVance business but there is no guarantee that we will be able to do so.

SecurePay

SecurePay is a payment gateway and virtual terminal with proprietary business management tools that is in compliance with the Payment Card Industry (PCI).

SecurePay has been certified by Visa and MasterCard (certified Level II and Level III) and finalized implementation of “3D Secure” in 2019 (a feature that is unique to what we offer in order to provide for more secure environment for E-commerce and mobile payments in-store and online).

CrowdPay.us™ operates a white label capital raising platform that targets small and midsized businesses seeking to raise capital and registered broker-dealers seeking to host capital raising campaigns for such businesses by integrating the platform onto such company’s or broker-dealer’s website. Our CrowdPay platform is tailored for companies seeking to raise money through a crowdfunding offering of between $1 million and $50 million pursuant to Regulation CF under Title III of the Jumpstart Our Business Startups (the “JOBS Act”), offerings pursuant to Rule 506(b) and Rule 506(c) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and offerings pursuant to Regulation A+ of the Securities Act. Our platform, which can be used for multiple offerings at once, provides companies and broker-dealers with an easy-to-use, turnkey solution to support company offerings, allowing companies and broker-dealers to easily present online to potential investors relevant marketing and offering materials and by aiding in the accreditation and background check processes to ensure investors meets the applicable requirements under the rules and regulations of the Securities Exchange Commission (the “SEC”). CrowdPay charges a fee to each company and broker-dealer for the use of its platform under a fee structure that is agreed to between CrowdPay and the Company and/or broker-dealer prior to the initiation of the offering. CrowdPay also generates revenues by providing ancillary services to the companies and broker-dealers utilizing our platform, including running background checks and providing anti-money laundering and know-your-customer compliance. CrowdPay is not a registered funding portal or a registered broker-dealer.

On May 22, 2020, we purchased certain assets from POSaBIT Inc., including its contracts and arrangements with the Doublebeam merchant payment processing platform. The assets included, but were not limited to, software source codes, customer lists, customer contracts, hardware and website domains.

Synergies between the subsidiaries

The success of our business model is dependent on the synergies between the business segments operated by our subsidiaries. We have created and developed products that we believe, form an ecosystem of e-commerce to provide a variety of clients, from online equity financing companies or merchants selling online or in brick and mortar stores, with multiple product offerings and ancillary services from underwriting with the banks and merchant billing from the cloud software. We expect that these synergies will create additional revenue by charging transaction fees on each service provided to clients by our partnerships with Merchant Acquiring Banks and PCI Compliance.

We believe that our wholly-owned subsidiaries combine to create an ecosystem where each subsidiary benefits the other. Starting with the services provided by eVance, we enable each of our products and platforms to communicate with each other and create an ecosystem among our products and, potentially, third-party products.

The product environment created with a new registered merchant or issuer enables all merchant information to be stored in a single, centralized location but utilized by all subsidiaries. For example, merchant services utilizing eVance provide electronic payment processing services that can be utilized for payments on the Crowdfunding platform. The platform is used by merchant services to allow mobile and online processing to merchants.

The Omni commerce platform will be offered to all of the merchant services clients. The offered Merchant Services products we provide will enable all processing needs for the Omni-commerce system. The gateway will allow merchants that are using the platform to accept online E-commerce transactions.

Recent Developments

On May 14, 2021, the Company formed OLBit, Inc., a wholly owned subsidiary (“OLBit”). The purpose of OLBit is to hold the Company’s assets and operate its business related to its emerging cryptocurrency-related lending and transactional business.

On July 23, 2021, we formed DMINT, Inc., a wholly owned subsidiary (“DMint”) to operate in the cryptocurrency mining industry. DMint has initiated the first phase of the cryptocurrency mining operation by placing purchase orders for data centers and ASIC-based Antminer S19J Pro mining computers specifically configured to mine Bitcoin. The first lot of equipment is being used to establish a proof of concept before DMint expands the number of computers in operation. As of November 1, 2021, DMint has 600 computers online and mining for Bitcoin. It has six data centers located in Pennsylvania. It has entered into an exclusive agreement whereby it has rights to all of the natural gas produced by 15 mines in Bradford, Pennsylvania. The natural gas is taken directly from the well heads to generate electricity required to power the mining computers. As configured, it is expected that the computers purchased will have a combined computing power of approximately 100 petahash per second. If the initial mining operation results are as anticipated, DMint plans to expand the number of mining computers every quarter, whereby it would aim to have the computing power of 500 petahash per second by the end of 2022.

On July 1, 2021, we also signed a non-binding letter of intent to acquire a portfolio of Cannabidiol (or “CBD”) merchants and other merchants that will utilize our SecurePay Payment Gateway to process payments. The group of merchants to be acquired have reported annual transaction volume of greater than $300 million. The transaction is anticipated to add an accomplished and experienced sales channel to the OLB team, enabling further penetration into this growing sector in the United States. The transaction is expected to close in the fourth quarter of 2021, but there can be no assurance that we will close this acquisition on that timeline or at all.

On October 25, 2021, the Board of Directors (the “Board”) of the Company approved entry by the Company into a share exchange agreement (“Agreement”) between the Company and all of the shareholders of Crowd Ignition, Inc. (“Crowd Ignition”) whereby the Company would purchase 100% of the equity of Crowd Ignition in exchange for 1,318,408 shares of the common stock, par value $0.0001 of the Company (the “CI Issued Shares”). The value of the CI Issued Shares was, for purposes of the Agreement, based on the closing trading price of the Company on October 1, 2021 (the date on which a third-party fairness opinion was issued), resulting in an aggregate purchase price for Crowd Ignition of $5.3 million.

Crowd Ignition is a web-based crowdfunding software system. Ronny Yakov, Chairman and CEO of the Company and John Herzog, a significant shareholder of the Company, own 100% of the equity of Crowd Ignition. The software provides broker-dealer, merchant banks and law firms a platform to market crowdfunding offerings, collect payments and issue securities. The software has been developed in response to, and to comply with, recent changes in investment regulations including Regulation D 506(b) and 506(v), Regulation A+ and Title III of the Jobs Act (Regulation CF), including raising the crowdfunding limit from $1.07 million to $5.0 million. Crowd Ignition is one of only about 50 companies registered with the SEC to provide the services permitted under Regulation CF. The transaction is expected to close by the end of November 2021, subject to execution of the Agreement and customary closing conditions.

Risks Associated with our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” incorporated by reference in this prospectus:

●	Our acquisition of eVance and share exchange with OmniSoft and CrowdPay has collectively formed a new business platform which we are continuing to integrate into our overall operations, and which may create certain risks and may adversely affect our business, financial condition or results of operations;

●	We operate in a regulatory environment that is evolving and uncertain and any changes to regulations could have a material impact on our business and financial condition;

●	We rely on a combination of confidentiality clauses, assignment agreements and license agreements with employees and third parties, trade secrets, copyrights and trademarks to protect our intellectual property and competitive advantage, all of which offer only limited protection meaning that we may be unable to maintain and protect our intellectual property rights and proprietary information or prevent third-parties from making unauthorized use of our technology;

●	Our growth may not be sustainable and depends on our ability to attract new merchants, retain existing merchants and increase sales to both new and existing merchants;

●	While we believe that we have sufficient capital to continue operations for a period of at least twelve months from the date of this prospectus (not giving effect to any proceeds to us from this offering), if there are unanticipated expenses, insufficient cash from operations or the impact of the COVID-19 pandemic results in a larger than anticipated decline in transactions, we may require additional capital to continue our operations that may not be available or, if available, may not be available on reasonable terms;

●	We are substantially dependent on our eVance business for revenue. If we are unable to maintain our eVance business for any reason (including the various reasons described in the risk factors herein) or for no reason, it will have a material adverse effect on our company;

●	Our ability to anticipate and respond to changing industry trends and the needs and preferences of our merchants and consumers may adversely affect our competitiveness or the demand for our products and services;

●	The properties included in our mining network may experience damages;

●	Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations;

●

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in our securities;

●

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

●	Acquisitions create certain risks and may adversely affect our business, financial condition or results of operations; and

●	If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our platform in a manner that responds to our merchants’ evolving needs, our business may be adversely affected.

Corporate Information

We were incorporated in the State of Delaware on November 18, 2004 for the purpose of merging with OLB.com, Inc., a New York corporation incorporated in 1993 (“OLB.com”). The merger was done for the purpose of changing our state of incorporation from New York to Delaware. In April 2018, we completed an acquisition of substantially all of the assets of Excel Corporation (“Excel”) and its subsidiaries Payprotec Oregon, LLC, Excel Business Solutions, Inc. and eVance Processing, Inc. (such assets are the foundation of our eVance business). In connection with such acquisition, in May 2018, we entered into share exchange agreements with CrowdPay and OmniSoft, affiliate companies owned by Mr. Yakov and John Herzog, an affiliate of our company, pursuant to which each of CrowdPay and OmniSoft became wholly owned subsidiaries of our company. Our Company’s headquarters is located at 200 Park Avenue, Suite 1700, New York, NY 10166. Our telephone number is (212) 278-0900.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND PRIVATE PLACEMENTS OF WARRANTS

On August 18, 2021, the Company entered into a Securities Purchase Agreement (the “August SPA”) with certain investors pursuant to which the Company issued and sold in a registered direct offering (the “August Offering”), an aggregate of 1,418,605 shares (the “August Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and in a concurrent private placement (the “August Private Placement”), warrants to purchase up to 1,418,605 shares (the “August Warrant Shares”) of Common Stock (the “August Warrants”). The August Warrants will be exercisable six months from the date of issuance at an exercise price of $5.42 per share and will expire five and one-half years following the initial date of issuance.

The closing of the sale of the August Shares and the August Warrants under the August SPA took place on August 23, 2021.

Wainwright served as the exclusive placement agent for the issuance and sale of the August Shares and August Warrants. Wainwright received a cash fee of 7.5% of the aggregate gross proceeds of the offering, warrants to purchase 106,395 shares of Common Stock in substantially the same form as the August Warrants, except that the exercise price will be 125% of the purchase price (or $5.375 per share) (the “August Placement Agent Warrants”), and the reimbursement of certain out-of-pocket expenses up to an aggregate of $100,000.

On November 2, 2021, the Company entered into a securities purchase agreement (the “November SPA”) with certain institutional accredited investors (the “Investors”) pursuant to which the Company agreed to issue and sell, in a private placement (the “Private Placement”), (i) 1,969,091 shares (the “November Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Prefunded Warrants”) exercisable for a total of 2,576,364 shares of Common Stock (the “Prefunded Warrant Shares”) with an exercise price of $0.0001 per Prefunded Warrant Share, and (iii) warrants (the “Common Warrants”) exercisable for a total of 4,545,455 shares of Common Stock (the “Common Warrant Shares” and together with the Prefunded Warrant Shares, the “November Warrant Shares”) with an exercise price of $6.50 per Common Warrant Share (the “November Offering”). The November Offering closed on November 5, 2021 and the Company issued the Shares and executed and delivered the Prefunded Warrants and the Common Warrants. The purchase price of each share of Common Stock and associated Common Warrant was $5.50 and the purchase price of each Prefunded Warrant and associated Common Warrant was $5.4999. Subject to certain ownership limitations, the Common Warrants are immediately exercisable upon issuance and will expire on the five year anniversary of the effective date of this Registration Statement which is being filed pursuant to the Registration Rights Agreement (as defined below). The Prefunded Warrants are immediately exercisable upon issuance and may be exercised at any time until all of the Prefunded Warrants are exercised in full.

In connection with the November Offering, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to prepare and file with the SEC one or more registration statements to register for resale by the parties to the Registration Rights Agreement, the November Shares, the August Warrant Shares and the November Warrant Shares.

Wainwright served as the exclusive placement agent for the issuance and sale of the securities pursuant to the November SPA. Wainwright received a cash fee of 7.5% of the aggregate gross proceeds of the offering, warrants to purchase 340,909 shares of Common Stock in substantially the same form as the Warrants, except that the exercise price will be 125% of the purchase price (or $6.875 per share) (the “November Placement Agent Warrants”), and the reimbursement of certain out-of-pocket expenses up to an aggregate of $100,000.

The November Offering closed on November 5, 2021.

The August Warrants, the securities issued pursuant to the November SPA and the securities issued to Wainwright were issued pursuant to an exemption from registration under Section 4(a)(2) and/or Rule 506 of Regulation D, which is promulgated under the Securities Act. The Company relied on this exemption from registration based in part on representations made by the parties to such agreements.

THE OFFERING

Pursuant to this prospectus, the selling stockholders are offering on a resale basis an aggregate of 9,431,819 shares of our common stock, par value $0.0001 per share, which are comprised of, (i) 1,969,091 Shares, (ii) 2,576,364 Prefunded Warrant Shares issuable upon the exercise of the Prefunded Warrants, (iii) 4,545,455 Common Warrant Shares issuable upon the exercise of the Common Warrants, (iv) 546,513 August Warrant Shares issuable upon the exercise of the August Warrants, (v) 340,909 shares of Common Stock issuable upon the exercise of the November Placement Agent Warrants and (vi) 106,395 shares of Common Stock issuable upon the exercise of the August Placement Agent Warrants.

Common Stock to be offered by the selling stockholders

10,084,727 shares of our Common Stock, including 1,969,091 Shares, 2,576,364 shares of our Common Stock issuable upon the exercise of the Prefunded Warrants, 4,545,455 shares of our Common Stock issuable upon the exercise of the Common Warrant Shares, 546,513 shares of our Common Stock issuable upon the exercise of the August Warrants, 340,909 shares of Common Stock issuable upon the exercise of the November Placement Agent Warrants and 106,395 shares of Common Stock issuable upon the exercise of the August Placement Agent Warrants issued to the selling stockholders.

Common Stock outstanding prior to this offering	10,772,393 shares.

Common Stock to be outstanding after this offering	20,857,120 shares (assuming the exercise of Warrants and the Placement Agent Warrants). 1,969,091 Shares have been issued in the Private Placement on November 5, 2021 and are already included in the Common Stock outstanding prior to this offering.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling Stockholders of the Common Stock. Upon any exercise of the Warrants and the Placement Agent Warrants by payment of cash, however, we will receive the exercise price of the Warrants and the Placement Agent Warrants. See “Use of Proceeds” on page 12 of this prospectus.

Risk Factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Nasdaq Capital Market symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “OLB.” We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, before making an investment decision pursuant to this.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Cryptocurrency Risks

We have an evolving business model.

Cryptocurrencies and blockchain technologies are relatively new and highly speculative. Cryptocurrencies and blockchain technologies have limited history, and their risks cannot be fully known at this time. As cryptocurrency assets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve.  In order to stay current with the industry, our business model may need to evolve as well.  From time to time, we may modify aspects of our business model relating to our product mix and service offerings.  We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business.  We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.  Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations.

We may not be able to compete with other companies, some of which have greater resources and experience.

We may not be able to compete successfully against present or future competitors.  We do not have the resources to compete with larger providers of similar services at this time.  The cryptocurrency industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do.  With the limited resources we have available, we may experience great difficulties in building our network of computers and creating an exchange.  Competition from existing and future competitors could result in our inability to secure acquisitions and partnerships that we may need to expand our business.  This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan.

The properties included in our mining network may experience damages.

Our initial cryptocurrency mining farm in Pennsylvania is, and any future mining farms we establish will be, subject to a variety of risks relating to physical condition and operation, including:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, a mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine.  The security and other measures we take to protect against these risks may not be sufficient.  Additionally, our mines could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity.  Given the power requirement, it would not be feasible to run miners on back-up power generators in the event of a power outage or damage to our primary generators.

Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore be the subject of fraud and failures.

When cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, such events could result in a reduction in cryptocurrency prices or confidence and impact our success and have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, commodities or currencies. For example, during the past several years, a number of Bitcoin exchanges have closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed exchanges were not compensated or made whole for partial or complete losses of their account balances. While smaller exchanges are less likely to have the infrastructure and capitalization that may provide larger exchanges with some stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action. We do not maintain any insurance to protect from such risks, and do not expect any insurance for customer accounts to be available (such as federal deposit insurance) at any time in the future, putting customer accounts at risk if any such events occur. In the event we experience fraud, security failures, operational issues or similar events such factors would have a material adverse effect on our ability of to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies, with certain governments deeming them illegal while others have allowed their use and trade.

Governments may in the future curtail or outlaw the mining, acquisition, use, trading or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency companies to additional regulation. The effect of any future regulatory change on our business or any cryptocurrency that may impact our business is impossible to predict, but such change could be substantial and may have a material adverse effect on our business, prospects and operations.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. Cryptocurrencies are not recognized as legal tender by any U.S. or foreign governmental authority, and they are not backed by the full faith and credit of, or endorsed by, any government. The value of cryptocurrency in respect of any specific transaction is based on the agreement of the parties thereto, and the value of such cryptocurrency more broadly is based on the agreement of market participants. Currently, a significant portion of cryptocurrency demand is generated by speculators seeking to profit from short- or long-term price fluctuations. It is doubtful that any given cryptocurrency has any intrinsic value.

The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur and is unpredictable. The factors include, but are not limited to:

●	Continued worldwide growth in the adoption and use of cryptocurrencies;

●	Governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar cryptocurrency systems;

●	Changes in consumer demographics and public tastes and preferences;

●	Our ability to hire and retain employees or engage third-parties with experience in the cryptocurrency industry;

●	The maintenance and development of the open-source software protocol of the network;

●	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	General economic conditions and the regulatory environment relating to digital assets; and

●	Negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

If any of those events occur, it may have a material adverse effect on our ability to pursue this business segment, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

A number of companies that provide bitcoin and/or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease its usefulness and harm its public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin and/or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could result in the inability of our investors to open or maintain stock or commodities accounts, including the ability to deposit, maintain or trade our securities. Such factors would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and harm investors.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain.

Crises may motivate large-scale purchases of cryptocurrencies which could increase the price of cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of any cryptocurrencies we hold or expect to acquire for our own account. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold.

As an alternative to gold or fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is uncertain but could be harmful to us and investors in our securities. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

Acceptance and/or widespread use of cryptocurrency is uncertain.

Currently, there is a relatively small use of bitcoins and/or other cryptocurrencies in the retail and commercial marketplace for goods or services. In comparison there is relatively large use by speculators, which contributes to price volatility.

The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances would have a material adverse effect on our ability to pursue this business segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

Transactional fees may decrease demand for bitcoin and prevent expansion.

As the number of Bitcoin awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the bitcoin network will transition from a set reward to transaction fees.  Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin that could adversely impact an investment in our securities.

In order to incentivize miners to continue to contribute to the Bitcoin network, the Bitcoin network may either formally or informally transition from a set reward to transaction fees earned upon solving a block.  This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee.  If transaction fees paid for bitcoin transactions become too high, the marketplace may be reluctant to accept bitcoin as a means of payment and existing users may be motivated to switch from bitcoin to another cryptocurrency or to fiat currency.  Decreased use and demand for Bitcoin may adversely affect its value and result in a reduction in the price of bitcoin and the value of our securities.

Cryptocurrency inventory, including that maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptocurrency codes may be exposed by malicious actors.  Cryptocurrencies are held in software wallets, which may be subject to cyberattacks.  Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information.  Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred.  If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains control of more than 50% of the processing power on a distributed ledger network, such actor or botnet could manipulate the network to adversely affect the associated cryptocurrency and its users. If a malicious actor or botnet obtains a majority of the processing power dedicated to mining a cryptocurrency, it may be able to alter the distributed ledger network on which transactions of cryptocurrency reside and rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all.

Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations.  Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently Bitcoin and other cryptocurrencies, the blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange for fiat currency. Such restrictions may adversely affect us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

If regulatory changes or interpretations require the regulation of bitcoins or other digital assets under the securities laws of the United States or elsewhere, including the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended, or similar laws of other jurisdictions and interpretations by the SEC, the Commodity Futures Trading Commission (“CFTC”), the Internal Revenue Service (“IRS”),, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.

Current and future legislation and SEC and CFTC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoin or other cryptocurrencies are viewed or treated for classification and clearing purposes. In particular, bitcoin and other cryptocurrencies may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions, unless another exemption is available, including transacting in bitcoin or cryptocurrency amongst owners and require registration of trading platforms as “exchanges”. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin and other cryptocurrencies under the law. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations in this business segment or be subjected to fines, penalties and other governmental action. Any such action may adversely affect an investment in us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

Lack of liquid markets, and possible manipulation of blockchain/cryptocurrency-based assets may adversely affect us.

Digital assets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules and monitoring investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The more lax a distributed ledger platform is about vetting issuers of digital assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of digital assets. These factors may decrease liquidity or volume, or increase volatility of digital securities or other assets trading on a ledger-based system. Such circumstances may have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on our Company or our shareholders.

Current IRS guidance indicates that digital assets such as Bitcoin should be treated and taxed as property, and that transactions involving the payment of Bitcoin for goods and services should be treated as barter transactions. While such treatment would create a potential tax reporting requirement for any circumstance where the ownership of bitcoin passes from one person to another, usually by means of bitcoin transactions (including off-blockchain transactions), it preserves the right to apply capital gains treatment to those transactions. Any change to such tax treatment may adversely affect an investment in our Company.

Our dependence on third-party software and personnel may leave us vulnerable to price fluctuations and rapidly changing technology.

Competitive conditions within the cryptocurrency industry require that we use sophisticated technology in the operation of our future cryptocurrency mining business segment.  We plan to utilize third-party software applications in our mining operations.  Further, we that some of our operations may be conducted through collaboration with software providers.  The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards.  New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we plan to utilize, and we may have to manage transitions to these new technologies to remain competitive.  We may not be successful, generally or relative to our competitors in the cryptocurrency industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner.  During the course of implementing any such new technology into our operations, we may experience the system interruptions and failures discussed above.  Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. Any proceeds we receive from the exercise of the warrants will be used for expansion of our cryptocurrency mining operations, potential acquisitions and general corporate and working capital or for other purposes that the Board, in its good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants will be exercised or exercised for cash.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our common stock beneficially owned as of December 13, 2021, by (a) each person who is known by our management team to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and executive officers, and (c) all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned**		Percent of Common Stock Beneficially Owned(1)**	Shares of Series A Preferred Stock Beneficially Owned(2)**	Percent of Series A Preferred Stock Beneficially Owned(2)**	Number of Voting Shares Beneficially Owned**		Percent of Voting Shares Beneficially Owned(4)**
5% Beneficial Owners
John Herzog(4)	2,959,948		24.0%	398,039	77.7%	1,956,354		17.3%

Directors and Officers
Ronny Yakov	3,898,620	(5)	33.6%	113,064	22.3%	3,601,534	(5)	31.8%
Rachel Boulds	833		*	—	—	833		*
Patrick Smith(6)	106,068		*	—	—	—		*
Alina Dulimof	10,800		*	—	—	10,800		*
Ehud Ernst	14,039		*	—	—	14,039		*
Amir Sternhell	19,133		*	—	—	19,133		*
All directors and executive officers as a group (6 persons)	4,049,493		34.5%	113,064	22.3%	3,752,407		32.0%

*	Less than 1%.

**	Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

(1)	Percentage ownership of common stock is based on 10,808,032 shares of our common stock plus 511,103 shares of common stock underlying Series A Preferred Stock outstanding on the Record Date for which holders will exercise voting power on an as-converted basis.

(2)	The number of shares and percentage ownership of Series A Preferred Stock is presented on an as-converted basis and is based on 4,600 shares of Series A Preferred Stock outstanding (which such shares of Series A Preferred Stock are convertible into 511,103 shares of common stock accordance with the Certificate of Designations (as hereinafter defined)). The holders of the Series A Preferred Stock have the right to vote their shares of Series A Preferred Stock with the holders of common stock on an as-converted basis.

(3)	Percentage of voting stock is based on 10,808,032 shares of our common stock and 4,633 shares of Series A Preferred Stock (convertible into 511,103 shares of common stock) outstanding on December 13, 2021.

(4)	Includes 856,182 shares of common stock owned by Herzog & Co. and 28,524 shares of common stock held by John E Herzog TTEE John E Herzog REV Trust U/A/D 02/07/2014. John Herzog is the Chairman of Herzog & Co. and the trustee of the trust. Includes (i) 401,333 shares of common stock underlying Series A Preferred Stock, and (ii) shares of common stock underlying 802,875 Series A Warrants to purchase one share of common stock each at a purchase price of $9.00 per share and 200,719 Series B Warrants to purchase one share of common stock each at a purchase price of $4.50 per share, which warrants are exercisable within 60 days of this prospectus.

(5)	Includes (i) 13,332 vested options, (ii) 113,501 shares of common stock underlying Series A Preferred Stock, and (iii) shares of common stock underlying 227,003 Series A Warrants to purchase one share of common stock each at a purchase price of $9.00 per share and 56,751 Series B Warrants to purchase one share of common stock each at a purchase price of $4.50 per share, which warrants are exercisable within 60 days of this prospectus.

(6)	Consists of 106,068 vested options.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have 10,808,032 shares of common stock issued and outstanding, and 4,600 shares of preferred stock issued and outstanding  . Our shares of common stock are held of record by approximately 374 stockholders.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated bylaws; provided, however, that no such change to any bylaw may alter, modify, waive, abrogate or diminish the our obligation to provide the indemnity called for by Article 10 thereunder. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. As of the date of this prospectus, no shares of preferred stock are currently issued or outstanding.

Series A Preferred Stock

We filed a Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designations”) with the Secretary of State of Delaware. The Certificate of Designations provides that the Company may issue up to 10,000 shares of Series A Preferred Stock at a stated value of $1,000.00 per share (the “Stated Value”). Holders of Series A Preferred Stock are entitled to the following rights and preferences:

Dividends

The Series A Preferred Stock holders are entitled to receive cash dividends at a rate per share (as a percentage of the Stated Value per share) of 12% per annum. Dividends accrue quarterly. Dividends are be paid to the holders from funds legally available for payment and as approved for payment by the Board of Directors of the Company.

Conversion

The Series A Preferred Stock holders may convert, at their option, on or after the date on which the Term Loan is repaid in full, each share of Series A Preferred Stock (along with accrued but unpaid dividends thereon) into such number of shares of common stock as determined by dividing the Stated Value by the conversion price. The conversion price for the Series A Preferred Stock will be equal to the public offering price per Unit in this offering and will be subject to adjustment for splits and the like. The holders of Series A Preferred Stock will only be permitted to convert their shares of Series A Preferred Stock into shares of common stock at such time as the Term Loan has been repaid in full and there is no further outstanding obligations regarding such indebtedness.

Voting

Each holder of a share of Series A Preferred Stock will have the right to vote its shares of Series A Preferred Stock with the common stock on an as-converted basis, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote. Fractional votes shall not be permitted and such shares shall be rounded up.

Liquidation Preference

Each share of Series A Preferred Stock will have a liquidation preference equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event of a liquidation, dissolution or winding up of the Company (which includes any merger, reorganization, sale of assets in which control of the Company is transferred or event which results in all or substantially all of the Company’s assets being transferred), the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment is made to the holders of the Company’s common stock and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future, a per share amount equal to the liquidation preference.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor Portland, OR 97204. Their telephone number is (503) 227-2950.

Delaware Law and Certain Charter and By-Law Provisions

Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws.    Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

●	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

●	limiting the ability of stockholders to call special meetings of stockholders;

●	permitting stockholder action by written consent;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

●	requiring a super-majority vote of our stockholders to remove directors of our company; and

●	providing that our stockholders may only remove our directors for “cause” (as defined in our bylaws).

These provisions affect your rights as a stockholder since they permit our Board of Directors to make it more difficult for common stockholders to replace members of the Board or undertake other significant corporate actions. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of November 12, 2021, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants and other warrants held by selling shareholders, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Beneficially Owned After Offering	Percentage of shares of Common Stock Beneficially Owned After Offering(1)
Armistice Capital Master Fund Ltd.(2)	7,737,845		7,737,845	(3)	--	--%
Sabby Volatility Warrant Master Fund, Ltd.(4)	727,274		727,274		--	--
Cavalry Fund I LP(5)	222,516	(6)	222,516		--	--
Cavalry Special Ops Fund LLC(7)	222,516	(8)	222,516		--	--
Noam Rubinstein(9)	418,275	(10)	418,275		--	--
Intracoastal Capital LLC(11)	390,386	(12)	390,386		--	--
Michael Vasinkevich (9)	286,834	(13)	286,834		--	--
Craig Schwabe(9)	100,084	(14)	100,084		--	--
Charles Worthman(9)	4,473	(15)	4,473		--	--

(1) Based on 10,772,393 shares outstanding as of November 15, 2021.

(2) The securities reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein.  The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(3) Consists of 1,060,000 Shares, 2,576,364 shares of Common Stock underlying a Prefunded Warrant, 3,636,634 shares of Common Stock underlying a Warrant, and 465,117 shares of Common Stock underlying a warrant with an exercise price of $5.42 held by the Master Fund. All of the aforementioned warrants, including the Prefunded Warrant, are subject to certain beneficial ownership limitations that prohibit the Master Fund from exercising any portion of them if such exercise would result in the Master Fund owning a percentage of our outstanding common stock exceeding the applicable ownership limitation after giving effect to the issuance of common stock in connection with the Master Fund’s exercise of any portion of a warrant.

(4) Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. The address of the Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(5) Thomas Walsh, manager of Cavalry Fund I LP, has sole voting and dispositive power over the securities held by Cavalry Fund I LP. The selling stockholder’s address is 82 East Allendale Road, Suite 5B, Saddle River, New Jersey 07458.

(6) Consists of (a) 90,909 Shares and 90,909 shares of Common Stock underlying a Warrant, in each case, issued on November 5, 2021 and held by Cavalry Fund I LP and (b) 40,698 shares of Common Stock underlying a warrant with an exercise price of $5.42 issued on August 23, 2021 and held by Cavalry Fund I LP.

(7) Thomas Walsh, manager of Cavalry Special Ops Fund LLC, has sole voting and dispositive power over the securities held by Cavalry Special Ops Fund LLC. The selling stockholder’s address is 82 East Allendale Road, Suite 5B, Saddle River, New Jersey 07458.

(8) Consists of (a) 90,909 Shares and 90,909 shares of Common Stock underlying a Warrant, in each case, issued on November 5, 2021 and held by Cavalry Special Ops Fund LLC and (b) 40,698 shares of Common Stock underlying a warrant with an exercise price of $5.42 issued on August 23, 2021 and held by Cavalry Special Ops Fund LLC

(9) The business address of each of Noam Rubinstein, Michael Vasinkevich, Craig Schwabe and Charles Worthman is c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022.

(10) Consists of (a) 181,181 Shares, 181,181 shares of Common Stock underlying a Warrant and 42,614 shares of Common Stock underlying a Placement Agent Warrant, in each case, issued on November 5, 2021 and held by Mr. Rubinstein and (b) 13,299 shares of Common Stock underlying another warrant issued on August 23, 2021 and held by Mr. Rubinstein..

(11) Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(12) Consists of (a) 181,181 Shares and 181,181 shares of Common Stock underlying a Warrant, in each case, issued on November 5, 2021 and held by Intracoastal and (b) 26,750 shares of Common Stock underlying a warrant held by Intracoastal.

(13) Consists of 218,608 shares of Common Stock underlying a Placement Agent Warrant issued on November 5, 2021 and 68,226 shares of Common Stock underlying another warrant issued on August 23, 2021, in each case, held by Mr. Vasinkevich.

(14) Consists of 76,278 shares of Common Stock underlying a Placement Agent Warrant issued on November 5, 2021 and 23,806 shares of Common Stock underlying another warrant issued on August 23, 2021, in each case, held by Mr. Schwabe.

(15) Consists of 3,409 shares of Common Stock underlying a Placement Agent Warrant issued on November 5, 2021 and 1,064 shares of Common Stock underlying another warrant issued on August 23, 2021, in each case, held by Mr. Worthman.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of The OLB Group, Inc. as of and for the year ended December 31, 2020 appearing in The OLB Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Daszkal Bolton LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The OLB Group, Inc. as of and for the year ended December 31, 2019 appearing in The OLB Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.olb.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-52994) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on March 30, 2021.

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the SEC on May 13, 2021.

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the SEC on August 12, 2021.

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the SEC on November 12, 2021.

●	Current Reports on Form 8-K filed on each of March 12, 2021, April 5, 2021, May 18, 2021, August 3, 2021, August 3, 2021, August 26, 2021, September 20, 2021, November 3, 2021, November 8, 2021 and November 30, 2021.

●	Definitive Proxy statement filed on August 31, 2021.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

The OLB Group, Inc.
Attn: Corporate Counsel
200 Park Avenue, Suite 1700
New York, NY 10166
(212) 278-0900

You may also access the documents incorporated by reference in this prospectus through our website at www.olb.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. Information contained on our website is not part of this prospectus.

10,084,727 Shares of Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below are estimates (except in the case of the Securities and Exchange Commission, or SEC registration fees) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

SEC registration fee	$5,132
Accounting services	5,000
Legal fees of registrant’s counsel	25,000
Transfer agent’s fees and expenses	700
Total	35,832

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board.

The indemnification rights provided in our amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our amended and restated bylaws.

Our obligation to provide indemnification under our amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.

3.1	Certificate of Incorporation of The OLB Group, Inc., as amended (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1 (File No. 333- 232368) filed with the Securities and Exchange Commission on December 18, 2019)
3.2	Amended and Restated By-Laws of The OLB Group, Inc. (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-1 (File No. 333- 232368) filed with the Securities and Exchange Commission on January 17, 2020)
4.1	Warrant, dated April 9, 2018, issued by the Company to GACP(1)
4.2	Representative’s Warrant(14)
4.3	Series A Warrant Agency Agreement (including the terms of the Series A Warrant)(14)
4.4	Series B Warrant Agency Agreement (including the terms of the Series B Warrant)(14)
4.5	Form of Common Warrant(16)
4.6	Form of Prefunded Warrant(16)
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Loan and Security Agreement, dated as of April 9, 2018, by and among GACP, the lenders from time to time party thereto, the Company, as parent guarantor, and the Borrowers(1)
10.2	Amendment No. 1 to Loan and Security Agreement, dated as of July 30, 2018, by and among GACP Finance Co., LLC, as administrative agent and collateral agent, the lenders party thereto, Securus365, Inc., eVance, Inc., eVance Capital, Inc., OMNISOFT, Inc., and CrowdPay.us, Inc., as borrowers, and the Company, as parent guarantor(3)
10.3	Amendment No. 3 to Loan and Security Agreement, dated as of February 5, 2019, by and among GACP Finance Co., LLC, as administrative agent and collateral agent, the lenders party thereto, Securus365, Inc., eVance, Inc., eVance Capital, Inc., OMNISOFT, Inc., and CrowdPay.us, Inc., as borrowers, and the Company, as parent guarantor(4)
10.4	Agreement Regarding Additional Warrants, dated April 9, 2018, by and between the Company and GACP(1)
10.5	Share Exchange Agreement, dated May 9, 2018, by and between The OLB Group, Inc. and the stockholders of CrowdPay.US, Inc.(2)
10.6	Share Exchange Agreement, dated May 9, 2018, by and between The OLB Group, Inc. and the stockholders of OmniSoft, Inc.(2)
10.7	Subordinated Promissory Note, dated July 30, 2018, by and between the Company and John Herzog(3)
10.8	Amendment No. 1 to Subordinated Promissory Note, dated as of November 14, 2019, by and between the Company and John Herzog(4)
10.9	Amendment No. 2 to Subordinated Promissory Note, dated June 25, 2019, by and between the Company and John Herzog(5)
10.10	Employment Agreement with Ronny Yakov(5)
10.11	Employment Agreement with Patrick Smith(5)
10.12	Commitment Letter from John Herzog dated December 10, 2019(6)

10.13	Amendment No. 4 to Loan and Security Agreement, dated as of April 24, 2020, by and among GACP Finance Co., LLC, as administrative agent and collateral agent, the lenders party thereto, Securus365, Inc., eVance, Inc., eVance Capital, Inc., OMNISOFT, Inc., and CrowdPay.us, Inc., as borrowers, and the Company, as parent guarantor(8)
10.14	Debt Conversion Agreement, dated as of May 13, 2020 by and between the Company and. John Herzog(9)
10.15	Debt Conversion Agreement, dated as of May 13, 2020 by and between the Company and. Ronny Yakov(9)
10.16	First Amended and Restated Debt Conversion Agreement, dated as of July 24, 2020, by and between the Company and Ronny Yakov(12)
10.17	First Amended and Restated Debt Conversion Agreement, dated as of July 24, 2020, by and between the Company and John Herzog(12)
10.18	Form of 2020 Equity Incentive Plan(10)
10.19	Lease Agreement dated June 24, 2020 between Pergament Lodi, LLC and Evance, Inc.(11)
10.20	Underwriting Agreement with Aegis Capital Corp. dated August 6, 2020.(14)
10.21	Form of Securities Purchase Agreement, dated August 18, 2021, by and between The OLB Group, Inc. and the purchasers named therein. (15)
10.22	Form of Securities Purchase Agreement (16)
10.23	Form of Registration Rights Agreement(16)
10.24	Asset Purchase Agreement dated November 24, 2021 by and between the Company and FFS Data Corporation(17).
23.1	Consent of Daszkal Bolton LLP, independent registered public accounting firm for The OLB Group, Inc.
23.2	Consent of Marcum LLP
23.3	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in the signature pages to the Registration Statement)*

*	previously filed

(1)	Incorporated by reference to Current Report on Form 8-K filed April 13, 2018.

(2)	Incorporated by reference to Form 8-K filed May 15, 2018.

(3)	Incorporated by reference to Form 8-K filed August 3, 2018.

(4)	Incorporated by reference to Form 8-K filed March 12, 2019.

(5)	Incorporated by reference to Form S-1 on June 26, 2019.

(6)	Incorporated by reference to Form S-1 on December 18, 2019.

(7)	Incorporated by reference to Form S-1 on January 17, 2019.

(8)	Incorporated by reference to Form 10-K on April 29, 2020.

(9)	Incorporated by reference to Form S-1 on May 20, 2020.

(10)	Incorporated by reference to Form S-1 on June 8, 2020.

(11)	Incorporated by reference to Form 8-K filed July 2, 2020.

(12)	Incorporated by reference to Form S-1 on July 27, 2020.

(13)	Incorporated by reference to Form S-1 on July 31, 2020.

(14)	Incorporated by reference to Form 8-K filed August 12, 2020.

(15)	Incorporated by reference to Form 8-K filed August 26, 2021.

(16)	Incorporated by reference to Form 8-K filed November 3, 2021.

(17)	Incorporated by reference to Form 8-K filed November 30, 2021.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 15, 2021.

THE OLB GROUP, INC.

By:	/s/ Ronny Yakov
	Name:	Ronny Yakov
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronny Yakov	President, Chief Executive Officer and	December 15, 2021
Ronny Yakov	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Rachel Boulds	Chief Financial Officer	December 15, 2021
Rachel Boulds	(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronny Yakov	President and Chief Executive Officer, and Director	December 15, 2021
Ronny Yakov	(Principal Executive Officer)

/s/ Rachel Boulds	Chief Financial Officer and Treasurer	December 15, 2021
Rachel Boulds	(Principal Financial and Accounting Officer)

*	Director	December 15, 2021
Alina Dulimof

*	Director	December 15, 2021
Ehud Ernst

*	Director	December 15, 2021
Amir Sternhell

*/s/ Ronny Yakov
Ronny Yakov, as attorney in fact